EXHIBIT 99.1

Talon International, Inc. Reports

Fourth Quarter and Year-End Financial Results for 2010

LOS ANGELES, Calif. — March 28, 2011 — Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the fourth quarter and year ended December 31, 2010.

2010 Financial Highlights

•	A fivefold increase in Income from Operations for 2010 over 2009
•	Total sales for 2010 up 7% over 2009 – Zipper sales increase 15% over 2009

Financial Results

“Despite continued worldwide economic and industry challenges throughout 2010, Talon made extraordinary progress in growing and improving its business.” said Lonnie Schnell, Talon’s Chief Executive Officer. “The sales increase of 15% in our core zipper product was a significant accomplishment in a difficult and volatile industry environment during 2010, and emphasizes the continued strength and acceptance of our brand.  Our sales growth, together with almost a full percentage point increase in our margin, and tight controls over our operating costs resulted in income from operations of $1.5 million for 2010 – an increase by more than five times over 2009.”

Total sales for the year ended December 31, 2010 were $41.5 million, an increase of $2.8 million or 7.2% compared to the same period in 2009.  Talon zipper sales included in the 2010 full year results were $24.5 million, an increase of 15% over the same period in 2009.  Trim product sales included in the 2010 full year results were $16.9 million or 2.0% below the same period in 2009.  Total sales for the fourth quarter ended December 31, 2010 totaled $9.0 million or 1.9% below the same period in 2009.  Talon zipper sales for the fourth quarter of 2010 were $4.3 million, a decline of 4.4% from the same quarter in 2009, and Trim product sales for the quarter ended December 31, 2010 totaled $4.7 million, reflecting a slight increase of 0.7% compared to the same quarter in 2009.    The sales increase for the full year 2010 reflected the replenishment of inventories by major retailers in the first half of 2010 in anticipation of higher retail buying, followed by reductions in the retail inventory levels during the third and fourth quarters of the year driven by fears of slower economic growth.  Talon’s sales volatility resulting from these purchase decisions were partly offset by new nominations, programs and customers employing our products.

Gross profit for the year ended December 31, 2010 was $12.5 million or 30.1% of sales as compared to $11.3 million or 29.2% of sales for the same period in 2009. The gross profit for the quarter ended December 31, 2010 was $3.0 million or 33.1% of sales as compared to $2.8 million or 30.8% of sales for the same quarter in 2009.  The gross profit improvements for the year and the quarter were due mainly to increased volume, a more favorable product mix and improved inventory control.

Sales and marketing expenses for year ended December 31, 2010 were $3.0 million or 7.3% of sales as compared to $2.7 million or 7.0% of sales for the same period in 2009.  Sales and marketing expenses for the quarter ended December 31, 2010 were $750,000 or 8.4% of sales as compared to $678,000 or 7.4% of sales for the same period in 2009.  Sales and marketing costs increased for the year and quarter ended December 31, 2010 as compared to the same periods in 2009 principally due to the expansion of our sales teams in the U.S. during the third quarter of 2010, partially offset by lower selling expenses in China and Southeast Asia.

General and administrative expenses for the year ended December 31, 2010 were $8.0 million or 19.2% of sales as compared to $8.3 million or 21.5% of sales for the same period in 2009. General and administrative expenses for the quarter ended December 31, 2010 were $2.2 million or 24.2% of sales as compared to $2.3 million or 25.7% of sales for the same period in 2009. The lower expenses for the full year include the benefit of a $275,000 gain on the sale of a note receivable during the second quarter of 2010.

Income from operations was $1,471,000 for the year ended December 31, 2010 as compared to $289,000 for the same period in 2009.  The improvement in income from operations arose from the increase in sales, improvements in the percentage of gross profit and lower operating costs.  For the quarter ended December 31, 2010 income from operations totaled $48,000 as compared to loss from operations of $209,000 for the same period in 2009. “The income from operations for the year 2010 reflects the Company’s best performance in eight years,” noted Mr. Schnell.

Interest expense for the year ended December 31, 2010 decreased by $956,000, as compared to the same period in 2009, to $1.8 million. Interest expense for the fourth quarter ended December 31, 2010 decreased by $728,000 to only $19,000 for the quarter as compared to the same period in 2009.  The interest expense decline in the fourth quarter and full year of 2010 was principally associated with the extinguishment of our debt facility and notes payable to CVC Capital, LLC at July 30, 2010.  At December 31, 2010 no borrowings or debt associated with this lender remained outstanding.

The extinguishment of the debt facility and notes payable to CVC Capital, LLC occurred on July 30, 2010 in connection with a Recapitalization Agreement we entered into with CVC, pursuant to which we issued shares of Series B Preferred Stock in exchange for cancellation of the debt.  As a consequence of this transaction, we reported a loss on extinguishment of debt of $571,000 during the year ended December 31, 2010.  Additionally, the recapitalization transaction modified our tax treatment of a book vs. tax basis difference associated with our intangible assets.  Accordingly, a non-cash, deferred income tax liability was recorded in the year ended December 31, 2010 in the amount of $609,000 and was reflected in the income tax provision for the year.  The provision for income taxes for the year ended December 31, 2010 was $596,000, as compared to a provision for income taxes for the year ended December 31, 2009 of $254,000.

The income from operations for the year and the quarter were reduced by the interest expense, loss on extinguishment of debt and income taxes resulting in a net loss for the year ended December 31, 2010 of $1.5 million compared to a net loss of $2.7 million for the same period in 2009. For the quarter ended December 31, 2010 the Company reported a net loss of $24,000 as compared to a net loss of $942,000 for the same period in 2009.

For the year ended December 31, 2010 the net loss per share was $0.07 as compared to a net loss per share of $0.13 in 2009.  For the quarter ended December 31, 2010 the Company reported a loss per share of $0.00 as compared to a net loss per share of $0.05 for the same quarter in 2009.  The Recapitalization Agreement entered into in July 2010 provides for an annual increase in the liquidation preference of the Series B Preferred shares, and upon issuance of these shares a one-time non-cash discount to the estimated valuation of these shares was recorded.  Both the liquidation preference increase and this original issue discount constitute preferences the preferred shareholders are entitled to with respect to the net earnings of the Company.  Accordingly, these items are included as adjustments to the per share amounts available to common shareholders as reflected in the net income or loss of the Company.  For the quarter and year ended December 31, 2010, the increase in the liquidation preference to the Series B Preferred shareholders was $668,000 and $1,114,000, respectively.  The year ended December 31, 2010 included an original issue discount of $903,000 recorded in the third quarter of 2010.

Conference Call

Talon International will hold a conference call on Monday, March 28, 2011, to discuss its fourth quarter and year-end 2010 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, March 28, 2011

Time: 4:30 pm Eastern (1:30 pm Pacific)

Domestic callers: 1-800-894-5910

International callers: 1-785-424-1052

Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until April 28, 2011. The replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 12123.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to major apparel brands and manufacturers including Wal-Mart, Kohl’s, J.C. Penney, Victoria’s Secret, Tom Tailor, Abercrombie and Fitch, Polo Ralph Lauren, Phillips-Van Heusen, Reebok and Juicy Couture. Talon has offices and facilities in the United States, United Kingdom, Hong Kong, China, and Bangladesh.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Audited)
	2010	2009	2010	2009

Net sales	$8,974,081	$9,149,507	$41,459,747	$38,675,790

Cost of goods sold	6,003,675	6,333,250	28,999,355	27,363,216

Gross profit	2,970,406	2,816,257	12,460,392	11,312,574

Sales and marketing expenses	750,096	678,000	3,035,228	2,712,814

General and administrative expenses	2,172,788	2,346,964	7,953,756	8,310,684

Total operating expenses	2,922,884	3,024,964	10,988,984	11,023,498

Income (loss) from operations	47,522	(208,707)	1,471,408	289,076

Interest expense, net	18,879	746,380	1,771,662	2,727,919

Loss on extinguishment of debt	-	-	570,915	-

Income (loss) before provision for income taxes	28,643	(955,087)	(871,169)	(2,438,843)

Provision for (benefit from) income taxes	52,330	(12,939)	595,651	254,134

Net loss	(23,687)	(942,148)	(1,466,820)	(2,692,977)

Available to Preferred Shareholders:
Series B Preferred Stock original issue discount	-	-	(903,172)	-
Series B Preferred Stock Liquidation Preference Increase	(668,268)	-	(1,113,779)	-
Loss applicable to Common Shareholders	$(691,955)	$(942,148)	$(3,483,771)	$(2,692,977)

Per share amounts:
Net loss per share	$-	$(0.05)	$(0.07)	$(0.13)
Available to Preferred Shareholders	(0.03)	-	(0.10)	-
Basic and diluted net loss per share applicable to Common Shareholders	$(0.03)	$(0.05)	$(0.17)	$(0.13)

Weighted average number of common shares outstanding - Basic and diluted	20,291,433	20,291,433	20,291,433	20,291,433

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(AUDITED)

	December 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$2,795,284	$2,264,606
Accounts receivable, net	3,350,935	3,021,642
Inventories, net	1,271,991	1,679,302
Prepaid expenses and other current assets	331,924	240,554
Total current assets	7,750,134	7,206,104

Property and equipment, net	1,582,327	2,280,586
Intangible assets, net	4,110,751	4,110,751
Other assets	384,455	236,386
Total assets	$13,827,667	$13,833,827

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,231,036	$6,337,368
Accrued expenses	1,865,841	2,678,659
Revolver note payable	-	4,988,988
Term notes payable, net of discounts	-	9,876,114
Notes payable to related parties	275,215	265,871
Other notes and current portion of capital lease obligations	69,608	115,336
Total current liabilities	7,441,700	24,262,336

Capital lease obligations, net of current portion	17,492	23,477
Deferred income taxes	608,554	-
Other liabilities	740,877	726,875
Total liabilities	8,808,623	25,012,688

Commitments and contingencies

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding at December 31, 2010	17,820,464	-

Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized; 20,291,433 shares issued and outstanding at December 31, 2010 and December 31, 2009	20,291	20,291
Additional paid-in capital	56,975,314	55,070,568
Accumulated deficit	(69,827,780)	(66,344,009)
Accumulated other comprehensive income	30,755	74,289
Total stockholders’ equity (deficit)	(12,801,420)	(11,178,861)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$13,827,667	$13,833,827